                                                             Exhibit 3-2

                        Action by the General Partner of
                  Public Service Electric and Gas Capital, L.P.
                     Creating the ___% Cumulative Monthly Income
                         Preferred Securities, Series ___


         Pursuant to Section 13.01 of the Amended and Restated Limited Partnership Agreement of Public Service Electric and Gas Capital, L.P. dated as of __________, 1994 (as amended from time to time, the "Partnership Agreement"), Public Service Electric and Gas Company as general partner (the "General Partner") of Public Service Electric and Gas Capital, L.P. (the "Partnership"), desiring to state the designations, rights, privileges, restrictions, preferences, voting rights and other terms and conditions of a new series of Preferred Securities, hereby authorizes and establishes such new series of Preferred Securities according to the following terms and conditions (each capitalized term used but not defined herein shall have the meaning set forth in the Partnership Agreement):

         (a)  Designation.  ____________________ (__________) interests with an aggregate liquidation preference of $__________ of the Preferred Securities of the Partnership, liquidation preference $25 per Preferred Security, are hereby designated as "___% Cumulative Monthly Income Preferred Securities, Series ___" (hereinafter the "Series ___ Preferred Securities.")

         (b)       Distributions.

                   (i) Holders of the Series ___ Preferred Securities shall be entitled to receive, when, as and if declared by the General Partner out of funds on hand held by the Partnership and legally available therefor, cumulative cash distributions at a rate per annum of ___% of the stated liquidation preference of $25 per Series ___ Preferred Security calculated on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each, and for any period shorter than a full monthly distribution period, distributions will be computed on the basis of the actual number of days elapsed in such period. Distributions on the Series ___ Preferred Securities will accrue from the date of original issuance and shall be payable commencing on __________, 1994.

                   (ii) Distributions on the Series ___ Preferred Securities must be declared by the General Partner in any calendar year or portion thereof to the extent that the General Partner reasonably anticipates that at the time of payment the Partnership will have, and must be paid by the Partnership to the extent that at the time of proposed payment it has, funds legally available therefor sufficient to permit such payments. Distributions on the Series ___ Preferred Securities will be deferred if and for so long as Public Service Electric and Gas Company ("PSE&G") defers payments to the Partnership on the Series ___ Debentures (as defined below). Accrued and unpaid distributions on the Series ___ Preferred Securities will accrue additional distributions ("Additional Distributions") in respect thereof, to the extent permitted by law, at the distribution rate per annum for the Series ___ Preferred Securities. Such Additional Distributions shall be payable at the time the related deferred distribution is paid, but in any event by the end of such deferral period. Distributions declared on the Series ___ Preferred Securities will be payable to the Series ___ Preferred Partners as they appear on the books and records of the Partnership on the relevant record dates, which will be one Business Day prior to the relevant payment dates, provided that in the event the Series ___ Preferred Securities do not remain in book-entry-only form, the record dates will be the fifteenth day of each month.

         (c)       Redemption.

                   (i) The Series ___ Preferred Securities are subject to redemption at the option of the General Partner, in whole or in part, from time to time, on or after __________, 1999, at the Redemption Price (as defined below).

                   (ii) Upon redemption or payment at maturity of the ___% Deferrable Interest Subordinated Debentures due 2043, Series ___ (the "Series
___ Debentures") issued by PSE&G pursuant to an Indenture dated as of
__________, 199_ between PSE&G and First Fidelity Bank, National Association, as Trustee (as supplemented from time to time, the "Indenture"), which Series
___ Debentures were purchased by the Partnership from PSE&G with the proceeds from the issuance and sale of the Series ___ Preferred Securities and the related capital contribution of the General Partner, the proceeds from such redemption or payment of the Series ___ Debentures shall be applied to redeem the Series ___ Preferred Securities at the redemption price of $25 per Preferred Security plus accumulated and unpaid distributions (whether or not declared) and Additional Amounts (as defined below) to the date fixed for redemption, together with any accrued Additional Distributions thereon (the "Redemption Price").

                   (iii) If at any time after the issuance of the Series ___ Preferred Securities, the Partnership is or would be required to pay Additional Amounts or if PSE&G would be required to pay Additional Interest (as defined in the Indenture) on the Series ___ Debentures then, the Series ___ Preferred Securities will be subject to redemption, at the option of the General Partner, in whole or, if such requirement relates only to certain of the Series ___ Preferred Securities, in part as to that portion of the Series ___ Preferred Securities subject to such requirement, in each case at any time thereafter at the Redemption Price.

                   (iv) If an Investment Company Act Event shall occur and be continuing, the Partnership shall elect to either: (1) redeem the Series ___ Preferred Securities in whole but not in part at the Redemption Price within ninety (90) days following the occurrence of such Investment Company Act

                   Event; (2) dissolve the Partnership and after satisfaction of liabilities to creditors, cause the Series ___ Debentures (and any rights to interest on such Series ___ Debentures) with an aggregate principal amount equal to the aggregate stated liquidation preference of the outstanding Series
___ Preferred Securities to be distributed to the holders of the Series ___ Preferred Securities in liquidation of such holders' Interests in the Partnership, within ninety (90) days following the occurrence of such Investment Company Act Event, provided, however, that the Partnership shall have received an opinion of counsel (which may be regular tax counsel to PSE&G or an Affiliate but not an employee thereof) to the effect that the holders of the Series ___ Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution; or (3) have the Series ___ Preferred Securities remain outstanding.

                   (v)If a Tax Event shall occur and be continuing, the Partnership shall elect to: (1) redeem the Series ___ Preferred Securities in whole (but not in part) at the Redemption Price within ninety (90) days following the occurrence of such Tax Event; (2) dissolve the Partnership and, after satisfaction of liabilities to creditors, cause the Series ___ Debentures (and any rights to interest on such Series ___ Debentures) with an aggregate principal amount equal to the aggregate stated liquidation preference of the outstanding Series ___ Preferred Securities to be distributed to the holders of the Series ___ Preferred Securities in liquidation of such holders' Interests in the Partnership, within ninety (90) days following the occurrence of such Tax Event, provided, however, that the Partnership shall have received an opinion of counsel (which may be regular tax counsel to PSE&G or an Affiliate but not an employee thereof) to the effect that the holders of the Series ___ Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution; or (3) have the Series ___ Preferred Securities remain outstanding.

         (d) Liquidation Distribution. In the event of any voluntary or involuntary dissolution and winding up of the Partnership, other than in connection with the distribution of the Series ___ Debentures upon the occurrence of a Special Event, holders of the Series ___ Preferred Securities at the time outstanding will be entitled to receive out of the assets of the Partnership available for distribution to holders of Preferred Securities, after satisfaction of liabilities to creditors as required by the New Jersey Law and before any distribution of assets is made to holders of the general partner interests, but together with holders of every other series of Preferred Securities outstanding, an amount equal to, in the case of holders of Series
___ Preferred Securities, the aggregate of the stated liquidation preference of $25 per Series ___ Preferred Security plus accumulated and unpaid distributions and Additional Distributions to the date of payment and Additional Amounts, if any (the "Liquidation Distribution").

         (e) Voting Rights. The holders of the Series ___ Preferred Securities shall have no voting rights except as provided in the Partnership Agreement.

         (f) Additional Amounts. If, as a result of (i) the Series ___ Debentures not being treated as indebtedness for United States federal income tax purposes or (ii) the Partnership not being treated as a partnership for United States federal income tax purposes, the Partnership is required to withhold or deduct from payments on the Series ___ Preferred Securities for or on account of any present or future taxes imposed by the United States which would not otherwise be required to be withheld or deducted, the Partnership will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Series ___ Preferred Securities after such withholding or deduction will equal the amount which would have been receivable in respect of such Series ___ Preferred Securities in the absence of such withholding or deduction ("Additional Amounts"), except that no such Additional Amounts will be payable to a holder of Series ___ Preferred Securities (or a third party on such holder's behalf) with respect to Series
___ Preferred Securities if:

         (a) such holder is liable for such taxes by reason of such holder having a connection with the United States, other than being a holder of Series ___ Preferred Securities; or

         (b) the Partnership has notified such holder of the obligation to withhold or deduct taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption in such form or content as may be required by the United States Internal Revenue Service, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

         (g) Subordination. The holders of Series ___ Preferred Securities are deemed, by acceptance of such Securities, to have (i) agreed that the Debentures issued pursuant to the Indenture are subordinate and junior in right of payment to all general liabilities as and to the extent provided in the Indenture and (ii) agreed that the Guarantee relating to the Series ___ Preferred Securities is subordinate and junior in right of payment to all general liabilities of PSE&G.

         IN WITNESS WHEREOF, the General Partner has executed this Action as of the day and year first above written.

                                PUBLIC SERVICE ELECTRIC AND
                                GAS COMPANY


                                By: ________________________
                                Name:
                                Title: